Exhibit 99.3

LEGAL PROCEEDINGS

Certain of our legal proceedings are reported in our Annual Report on Form 10-K for the year ended December 31, 2006, our Form 10-Q for the quarter ended March 31, 2007 and below. While it is not possible to accurately predict or determine the eventual outcome of these items, we do not believe any such items currently pending will have a material adverse effect on our consolidated financial position or liquidity, although an adverse resolution in any quarterly or annual reporting period of one or more of these items could have a material impact on the consolidated results of our operations for that period.

Israel Bio-Engineering Project Litigation (“IBEP”)

On May 18, 2007, IBEP filed a petition for a writ of certiorari with the U.S. Supreme Court.

Transkaryotic Therapies (“TKT”) and Aventis Litigation

On May 14, 2007, the U.S. Supreme Court denied Amgen’s petition for a writ of certiorari.

Elden v. Amgen Inc., et. al.

On May 11, 2007, a class action shareholder litigation suit was filed against Amgen Inc. Kevin W. Sharer, Willard H. Dere, Richard D. Nanula, Dennis M. Fenton, Roger M. Perlmutter, Brian M. McNamee, George J. Morrow, Edward V. Fritzky, Gilbert S. Omenn and Franklin P. Johnson, Jr., (the “Individual Defendants”) in the United States District Court for the Central District of California (the “California Central District Court”). The complaint alleges that Amgen and the Individual Defendants made false statements that resulted in a fraudulent scheme and course of business operated as a fraud or deceit on purchasers of Amgen publicly traded securities in that: (i) they temporarily deceived the investing public regarding Amgen’s prospects and business; (ii) they artificially inflated the prices of Amgen’s publicly traded securities; and (iii) they caused plaintiffs and other members of the class to purchase Amgen publicly traded securities at inflated prices. The complaint also makes off-label marketing allegations and allegations as to a failure to disclose negative results of clinical studies. Amgen has not been served with the complaint. Plaintiffs seek class certification, compensatory damages, legal fees and other relief deemed proper.

Other

On May 10, 2007, Amgen received a subpoena from the Attorney General of the State of New York seeking documents related to Amgen’s promotional activities, sales and marketing activities, medical education, clinical studies, pricing and contracting, license and distribution agreements and corporate communications. Amgen intends to fully cooperate in responding to the subpoena.

On May 14, 2007, Amgen was served with a shareholder demand on the Board of Directors (“Board”) to establish a Special Litigation Committee to investigate potential breaches of fiduciary duties by current and/or former officers and directors of the Company (the “Individuals”). Shareholders allege that the Individuals violated core fiduciary duties, causing Amgen to suffer damages. Shareholders seek to recover from the Individuals i) damages resulting from their breach of fiduciary duties, ii) monies and benefits improperly granted to them, iii) insider trading proceeds, and iv) all costs associated with the inquiry by the Securities and Exchange Commission. Shareholders also demand that the Board make a claim under the Company’s Errors and Omissions Policy in the amount of the damages and that the Board commence an action within 90 days.

On May 16, 2007, the United States Senate Committee on Finance issued a letter to Amgen requesting a briefing to discuss the issues and concerns reported in the media as to the marketing and safety of erythropoiesis stimulating agents (“ESAs”). Senator Grassley requested documents and discussion around i) Amgen data requested by the FDA; ii) whether Amgen provided complete responses to FDA data requests; iii) whether Amgen has sponsored ESA trials that have been terminated, suspended, or otherwise not completed that showed evidence of serious adverse effects; iv) whether Amgen informed the FDA of studies related to the use of Aranesp® and EPOGEN® to improve a patient’s quality of life; and v) what actions Amgen has taken to ensure that doctors and patients are informed of the new safety risks surrounding ESAs. Amgen intends to fully cooperate in responding to the subpoena.